UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2015

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

510-479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2015, we entered into a definitive Contract for Construction with Miles Construction, of Carson City, Nevada, for the construction of our initial battery recycling facility located in McCarran, Nevada. We had entered into a letter of intent with Miles Construction on August 8, 2015 and the parties had been operating under the terms of the preliminary agreement since that date. Miles Construction commenced design work on the McCarran facility in May 2015 and commenced construction of the facility in August 2015. The definitive Contract for Construction supersedes the preliminary letter of intent and will govern all further design and construction work.

Pursuant to the definitive Contract for Construction, Miles Construction will be responsible for the construction of a 125,000 square foot lead acid battery recycling facility on an 11.73 acre parcel owned by us in the Tahoe Reno Industrial Center, located in McCarran, Nevada. Miles Construction will be responsible for the provision, at its cost, of all labor and materials required for the construction of the facility, excluding fixtures, in consideration of our payments totaling approximately $13.9 million (which is consistent with management’s previous estimate). The definitive Contract for Construction contains representations, warranties, covenants and indemnities that are customary for design and construction agreements of this nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: October 5, 2015	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer